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                                                                     EXHIBIT 2.1



                                  AGREEMENT

                                     AND

                           PLAN OF REORGANIZATION

                                BY AND AMONG

                       ADVANTAGE LIFE PRODUCTS, INC.,

                    ADVANTAGE LIFE ACQUISITION ONE, INC.,

                      TREASURE ROCKHOUND RANCHES, INC.,

             TECHNOLOGY HOLDINGS, INC., THE SOLE SHAREHOLDER OF
                      TREASURE ROCKHOUND RANCHES, INC.,

         CHANNEL AMERICA BROADCASTING, INC., THE SOLE SHAREHOLDER OF
                         TECHNOLOGY HOLDINGS, INC.,

                               ALAN LIPSTEIN,

                               GERALD NORTON,

                             VIETRI INVESTMENTS,

                                     AND

                               ROSCOM LIMITED





                                                        Dated: February 21, 1997
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         Agreement and Plan of Reorganization ("Agreement"), dated as of
February 21, 1997, by and among Advantage Life Products, Inc., a Florida corporation ("Advantage Life"); Advantage Life Acquisition One, Inc., a Florida corporation ("Advantage Life Acquisition"); Treasure Rockhound Ranches, Inc., a Texas corporation (the "Acquiree"); Technology Holdings, Inc., a Florida corporation which is the sole shareholder of the Acquiree ("THI"), Channel America Broadcasting, Inc., a Florida Corporation, the sole shareholder of THI ("CATV"); Alan Lipstein, an individual ("Lipstein"); Gerald Norton, an individual ("Norton"); Vietri Investments, a Foreign Corporation ("Vietri");
and Roscom Limited, a Foreign Corporation ("Roscom") .

                           BACKGROUND INFORMATION

         Advantage Life and Acquiree deem it advisable that Acquiree be merged into Advantage Life Acquisition pursuant to this Agreement and in accordance with the applicable statutes of the States of Florida and Texas. Advantage Life, Acquiree and Advantage Life Acquisition desire to adopt a plan of reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

Pursuant to this reorganization, Advantage Life will issue to THI shares of Advantage Life's restricted common stock, $.16 par value (the "Advantage Life Shares"). Advantage Life shall, immediately following the contemplated closing of this transaction, file an information statement with the Securities and Exchange Commission ("SEC"), including, but not limited to, registering these shares with the SEC to have the restrictive legend removed. Upon this registration statement becoming effective, THI and CATV agree to distribute the Advantage Life Shares to the CATV Series D Preferred Stockholders, in the form of a dividend or redemption, as described herein. In conjunction with this Agreement, immediately prior to the closing of the Agreement, Alan Lipstein, Jerry Norton, Vietri Investments and Roscom Limited shall return to Advantage Life 6,700,000 shares of the common stock of Advantage Life currently owned by them in exchange for the cancellation of the indebtedness that Vietri Investments, Roscom Limited, Alan Lipstein and Gerald Norton owe to Advantage Life.

Accordingly, in consideration of the promises contained herein, Advantage Life, the Acquiree, Advantage Life Acquisition, THI, CATV, Lipstein, Norton, Vietri, and Roscom adopt this plan of reorganization and agree as follows:

                            OPERATIVE PROVISIONS

                                  ARTICLE 1

                                   MERGER

         1.1 Transfer of Property and Liabilities. Upon the Effective Date (as defined in Article 4 hereof) of the merger, the separate existence of Acquiree shall cease; all of the outstanding shares of stock of Acquiree shall be exchanged for and converted into shares of the





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common stock of Advantage Life and a promissory note issued by Advantage Life
Acquisition, as hereinafter provided; and upon the filing of a Certificate of Merger with the Secretary of State of the State of Florida, Advantage Life Acquisition shall possess all the rights, privileges, immunities, powers and purposes, and all property, causes of action and every other asset of Acquiree and shall assume and be liable for all the liabilities, obligations and penalties of Acquiree, in accordance with Florida law.

         1.2 Surviving Corporation. Following the merger, the existence of Advantage Life Acquisition shall continue unaffected and unimpaired by the merger, with all the rights, privileges, immunities and powers, and subject to all the duties, liabilities, of a corporation organized under the laws of Florida. The Certificate of Incorporation and Bylaws of Advantage Life Acquisition, as in effect immediately prior to the Effective Date, shall continue in full force and effect, and, except as provided in Article 1.3, shall not be changed in any manner by the merger.

         1.3 Name. The name of Advantage Life Acquisition shall be changed as of the Effective Date to "Treasure Rockhound Ranches, Inc."

                                  ARTICLE 2

                         CONVERSION OF SHARES; NOTES

         2.1 Conversion Ratio. As a result of the merger contemplated by this Agreement, THI will receive (a) 6,000,000 shares of the common capital stock of Advantage Life (the "Advantage Life Shares"); (b) Advantage Life Acquisition's secured promissory note for $750,000 (the "Note"); and (c) Advantage Life will assume certain liabilities of THI as defined elsewhere. In order to effect such conversion, the shares of Acquiree's common stock issued and outstanding immediately prior to the Effective Date (the "Acquiree Shares") shall be converted by the merger into the Advantage Life Shares and the Note. The Note shall bear interest at an annual rate of 8%. Principal on the Note shall be due in a single payment three years from the Closing Date, as defined below. The Note shall be secured by all the assets of Advantage Life Acquisition following the merger.

         2.2 Shares of Advantage Life Acquisition. None of the issued shares of Advantage Life Acquisition shall be converted as a result of the merger and all of such shares shall remain issued shares of capital stock of Advantage Life Acquisition.

         2.3 Shares of Acquiree. The shares of Acquiree's common capital stock issued and outstanding immediately prior to the Effective Date is 3,000,000 common shares which shall, upon the Effective Date, by virtue of the Reorganization be exchanged for 6,000,000 shares of Advantage Life's restricted common capital stock and the Note. In conjunction with this Agreement, THI agrees to issue an irrevocable proxy for the 6,000,000 shares that it receives to





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Richard J. Diamond, granting Mr. Diamond the right to vote the shares in his sole discretion, until the shares are distributed to the CATV Series D Preferred Shareholders.

         2.4 Shares of Advantage Life. One the date of the Closing, Advantage Life represents that 11,598,497 shares of its common stock, $.16 par value, are issued and outstanding. Advantage Life also represents there are currently no shares of the Advantage Life's Preferred Stock no par value issued and outstanding.

         2.5 Exchange of Certificates. On the Effective Date, THI, as the sole holder of Acquiree's common stock, shall surrender the same to Advantage Life.

         2.6 Preferred Shares.   Advantage Life shall, at the Closing, agree to
sell to Alan Lipstein 5,000,000 shares of nonvoting, non convertible preferred stock of Advantage Life, in exchange for Mr. Lipstein's promissory note(s), totalling in the original principal amount of $5,000,000, the principal of which is payable in three equal annual installments beginning one year after the date of the Agreement. Interest, at an annual rate of 8%, shall be payable on the outstanding principal balance of the promissory note on a quarterly basis, and the preferred shares shall be held by Advantage Life as collateral for the transaction as described elsewhere herein. A complete description of the preferences and special rights of, and the qualifications, limitations and restrictions imposed upon the preferred Shares is contained in the Certificate of Designation, Preferences, Rights and Limitations attached hereto as Exhibit "A".

         2.7 Assets of Acquiree. Prior to the Effective Date, Acquiree will retain all the assets, properties, business and goodwill of Acquiree of every kind and description, wherever located, including without limitation, all property, tangible or intangible, real, personal, or mixed, accounts receivable, patent rights, trademarks, trade names, bank accounts, cash and securities, claims and rights under contracts of Acquiree, rights to use its corporate name and all other names or slogans used by Acquiree in connection with its business or products and all books and records of Acquiree relating to its business (collectively referred to as the "Assets"), all as the same shall exist at the date of this Agreement. Such Assets shall, without limitation, include all Assets of Acquiree shown on the Interim Balance Sheet referenced in
Section 5.8 below, and all Assets thereafter acquired by Acquiree prior to the Effective Date, except such of those Assets of Acquiree as (1) may have been disposed of prior to the Effective Date in the ordinary course of business, and
(2) may have been otherwise disposed of prior to the Closing Date at the request or with Advantage Life's written consent.

         2.8 Redemption Shares. Immediately prior to the closing of the Agreement, Alan Lipstein, Jerry Norton, Vietri Investments and Roscom Limited shall return to Advantage Life 6,700,000 shares of the common stock of Advantage Life currently owned by them in exchange for the cancellation of the indebtedness that Vietri Investments, Roscom Limited, Alan Lipstein and Gerald Norton owe to Advantage Life.

                                  ARTICLE 3





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                            ADDITIONAL AGREEMENTS

         3.1 Employment Agreements. Advantage Life shall, at the Closing, execute the employment agreements with Richard J. Diamond, and Donald R. Mastropietro copies of which are attached hereto as Composite Schedule 3.1.

         3.2 Assumed Liabilities. Advantage Life, shall at the Closing, agree to assume certain liabilities of THI, (the "Assumed Liabilities") which total $657,952.00 and are listed on Schedule 3.2 attached hereto.

         3.3 Preferred Shares. Advantage Life shall, at the Closing, agree to sell to Alan Lipstein 5,000,000 shares of nonvoting, non convertible preferred stock of Advantage Life, (the "Preferred Shares") in exchange for Mr. Lipstein's promissory note(s), in the original principal amount of totalling $5,000,000, the principal of which is payable in three equal annual installments beginning one year after the date of the purchase. Interest, at an annual rate of 8% (the "Lipstein Note"), shall be payable on the outstanding principal balance of the promissory note(s) on a quarterly basis, and the preferred shares shall be held by the Company as collateral for the transaction. The Stock Purchase Agreement for the Preferred Shares, the Lipstein Note and Stock Pledge Agreement for the Preferred Shares are attached hereto as Composite Schedule 3.3. A complete description of the preferences and special rights of, and the qualifications, limitations and restrictions imposed upon the Preferred Shares is contained in the Certificate of Designation, Preferences, Rights and Limitations attached hereto as Exhibit "A".

         3.4 Share Distribution Agreement. THI shall agree to hold the 6,000,000 shares it receives and will agree not to sell, pledge, hypothecate, transfer or encumber the shares in any way, other than distribute the shares to the holders of Channel America Broadcasting, Inc's Series D Preferred Stock in the form of a dividend or redemption, after a Registration Statement is filed with the SEC for these shares and this Registration Statement becomes effective. The Share Distribution Agreement between Advantage Life, THI, and CATV is attached hereto as Schedule 3.4.

         3.5 Irrevocable Proxy for Advantage Life Shares. THI agrees to issue an irrevocable proxy for the 6,000,000 shares that it receives to Richard J. Diamond a copy of which is attached as Schedule 3.5, granting Mr. Diamond the right to vote the shares in his sole discretion, until the Advantage Life Shares are distributed to the the holders of Channel America Broadcasting, Inc's Series D Preferred Stock in the form of a dividend or redemption.

         3.6 Change in Board of Directors of Advantage Life and Advantage life
Acquisition.   At the Closing, the current directors shall appoint Richard J.
Diamond and Donald R. Mastropietro as members of the Board of Directors of Advantage Life and Advantage Life Acquisition and immediately thereafter, Alan Lipstein and Gerald Norton resign as officers and directors of both these companies. Copies of the Meeting of the Board of Directors of Advantage Life and





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Advantage Life Acquisition and Mr. Lipstein and Mr. Norton's resignations are attached hereto as Composite Schedule 3.6.

         3.7 Resignations of All Other Officers and Employees of Advantage Life and Advantage Life Acquisition. All other officers and employees of Advantage Life and Advantage Life Acquisition shall resign on or prior to the contemplated Closing. Copies of these resignations are attached hereto as Composite Schedule 3.7.

         3.8 Books and Records. THI and CATV shall have delivered to Advantage Life and Advantage Life Acquisition all of the books and records of Acquiree in their possession.

                                  ARTICLE 4

                       CLOSING; CERTIFICATE OF MERGER

         4.1 Closing. The Closing contemplated by Section 1.1 shall be held at the offices of Advantage Life's counsel, Bush Ross Gardner Warren & Rudy, P.A., 220 South Franklin Street, Tampa, Florida 33602 on February 21, 1996, unless another place or date is agreed upon in writing by the parties (the "Closing Date"). At the Closing, all documents called for by this Agreement (the "Closing Documents") shall be executed by the respective parties. Advantage Life shall deliver to THI the stock certificate(s) for the Advantage Life Shares, the Note and an executed Security Agreement in the form of Schedule 4.1 attached hereto. THI shall deliver to Advantage Life Acquisition the stock certificate for the Acquiree Shares and the books and records of Acquiree.

         4.2  Certificate of Merger.  After the Closing provided for in Section
4.1 above, the Certificate of Merger executed by the parties at Closing shall be submitted for filing with the Secretary of State of Florida. The date of the latter of such filing, or such other date as the parties may agree upon in writing pursuant to applicable law, shall be the effective date of the Merger (the "Effective Date").

                                  ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF
                           ACQUIREE, THI AND CATV

         Acquiree, THI and CATV represent and warrant to Advantage Life and Advantage Life Acquisition as follows:

         5.1 Organization, Power, Standing and Qualification. Acquiree is a corporation duly organized, validly existing, and in good standing under the laws in the State of Texas and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Acquiree is duly qualified





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to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have an adverse effect upon its financial condition, the conduct of its business or the ownership of its assets.

         5.2 Authority. THI and CATV have the power and authority to execute, deliver and perform this Agreement; and this Agreement is a valid and binding obligation of THI and CATV, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

         5.3 Validity of Contemplated Transactions; Interference. Other than as provided in Schedule 5.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Acquiree; (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, indenture, lease, or mortgage to which Acquiree is a party; (c) subject the assets of Acquiree to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement; (d) reasonably interfere with any other agreement to which Acquiree is a party; or (e) violate any material provision of law, rule, regulation, order, permit, or license to which Acquiree is subject.

         5.4 Capitalization of Acquiree. Acquiree's authorized capital stock consists of 10,000,000 shares of common stock, no par value, 3,000,000 of which shares are presently outstanding, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or rights of any character relating to any authorized but unissued capital stock of Acquiree.

         5.5 Subsidiaries. Except as disclosed in Schedule 5.5 hereto, Acquiree owns no shares of capital stock or other equity interest in any corporation, partnership, joint venture or other business organization or enterprise.

         5.6 Ownership of Shares. THI and CATV hold all legal and beneficial ownership of and title to the issued and outstanding shares of the capital stock of Acquiree and have full authority to vote such shares in favor of the transactions contemplated by this Agreement.

         5.7 Title to Properties. Except as set forth in Schedule 5.7 hereto, Acquiree has good, valid and marketable title to all of its assets, free and clear of all mortgages, liens, pledges, security interests and other encumbrances, except (a) mortgages, liens, pledges, security interests, and other encumbrances reflected in the Interim Financial Statements or the notes thereto [as such term is defined in Section 5.8 herein], (b) liens for current taxes not delinquent or being contested in good faith by appropriate proceedings, (c) liens in connection with workmen's compensation, unemployment insurance or other social security obligations, (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases,





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statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (e) mechanic's, workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and (f) such imperfections of title, lien, easements and encumbrances, if any, as are not substantial and do not materially detract from the value, or interfere with the present use, of any of the properties subject thereto or affected thereby, or otherwise impair the business, operations or prospects of Acquiree.

         5.8 Financial Statements and Operating Information. Acquiree has delivered to Advantage Life its unaudited balance sheets as of December 31, 1996 and 1995, and the related statements of income and changes in financial position for the years ended December 31, 1996 and 1995. In addition, Acquiree has delivered to Advantage Life its unaudited balance sheet as of January 31, 1997 (the "Interim Balance Sheet") and its related statements of income and changes in financial position for the one month period then ended (collectively the "Interim Financial Statements"). The financial statements are, to the best knowledge of Acquiree, THI and CATV, consistent with the books and records of Acquiree and present fairly the financial condition and results of operations as of the respective dates thereof and the respective periods then ended, and there has been no material change in such financial condition of Acquiree since January 31, 1997, other than as set forth in Schedule 5.8.

         5.9     Absence of Undisclosed Liabilities.  Except as provided in
Schedule 5.9, Acquiree has no material liabilities or obligations except for those (i) reflected on the Interim Balance Sheet; (ii) reflecting contractual liabilities or obligations incurred in the ordinary course of business that are not required by generally accepted accounting principles to be reflected in a balance sheet; (iii) incurred in the ordinary course of business subsequent to the date of the Interim Balance Sheet and not required to be disclosed pursuant to the terms of this Agreement; and (iv) specifically disclosed in a schedule to this Agreement. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         5.10 Certain Tax Matters. Acquiree has duly filed all federal, state, and local tax returns and reports required to be filed by Acquiree for all periods ending on or prior to January 31, 1997 and all taxes, including income, gross receipts, and other taxes and any penalties with respect thereto, shown thereon to be due and payable, have been paid, withheld, or reserved for or are reflected as a liability in the Interim Balance Sheet. Except as provided in Schedule 5.10, Acquiree has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received no outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment, and has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation social security and unemployment





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compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority as required by law. Acquiree has no permanent establishment located in any tax jurisdiction other than in the United States and is not liable for the payment of any taxes levied by any foreign tax jurisdiction.

         5.11    Litigation; Compliance with Laws.  Except as set forth in
Schedule 5.11 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of THI, threatened against or related to Acquiree. Except as set forth in Schedule 5.11 attached hereto, there has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Acquiree or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Acquiree which in any such case would reasonable be expected to have a material adverse effect on the financial condition, its business, results of operations, properties or assets of Acquiree. Except as set forth in Schedule 5.11 attached hereto, Acquiree has obtained all permits, licenses, zoning variances, approvals, and other authorization for which the failure to so obtain would have a material adverse effect of Acquiree's operations. All such material permits, licenses, approvals and authorizations are currently valid and in full force and no revocation, cancellation or withdrawal thereof has been effected or threatened. The execution of this Agreement and the performance of the transactions contemplated hereby have not and will not change in any respect, or result in the termination of, any such material permits, licenses, certificates, zoning variances and authorizations. There have been no illegal kickbacks, bribes or political contributions made by Acquiree.

         5.12 ERISA Matters. Schedule 5.12 attached hereto contains a complete and accurate list of all Benefit Plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) and insurance policies relating thereto sponsored by Acquiree or to which Acquiree is making contributions as of the date hereof with respect to employees of Acquiree. Acquiree has timely paid, or will timely pay as soon as practicable, all employee benefits due and owing under the Benefit Plans sponsored by Acquiree in accordance with the terms of each such Benefit Plan.

         5.13 Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets owned or leased by Acquiree are insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule 5.13 attached hereto (the "Policies") and between the date hereof and the Effective Date, Acquiree shall use commercially reasonable efforts to maintain all of the Policies, or policies which are substantially equivalent to the Policies. The Policies are outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. Schedule 5.13 is a true and correct schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans listed in Schedule 5.12 pursuant to which the assets of Acquiree are insured (whether or not held by Acquiree) or with respect to which Acquiree pays all or part of the premium.





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         5.14    Proprietary Information.  Acquiree owns, possesses or lawfully uses all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade dress, franchises, copyrights, copyright applications and similar intangible rights used in its business and trade secrets or other proprietary information similarly used (collectively, the "Patents and Trademarks"), each item of which is listed in
Schedule 5.14 attached hereto, and those Patents and Trademarks designated on
Schedule 5.14 are owned exclusively by Acquiree, are valid and enforceable, and none infringe (nor has any claim been made that there is any such infringement) the patents, trademarks, service marks, trade names, copyrights or similar intangible rights of others. After due inquiry, to the best of Acquiree's knowledge, there is no claim against Acquiree or any Shareholder that either is or may be infringing on or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, trade dress, copyright, license, franchise, permission, or other intangible right. Acquiree is not obligated or under any liability to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, trade dress, copyright, or other intangible asset with respect to the use thereof, in connection with the conduct of its business or otherwise.

         5.15 Labor Disputes. Except as set forth in Schedule 5.15, Acquiree is not a party to any contract or other agreement with any labor union nor is Acquiree experiencing or the subject of or, to Acquiree's knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees.

         5.16 Contracts. Except as set forth in Schedule 5.16 or in another Schedule to this Agreement, Acquiree is not a party to any material contract, agreement, commitment, lease, indenture, fringe benefit or other plan. For purposes of this Section 5.16 "material" shall mean any contract, agreement, commitment, lease, indenture, fringe benefit or other plan entered into which is not in the ordinary course of business or, if entered into in the ordinary course of business, which involves a payment, commitment or entitlement in excess of $40,000. True and correct copies of all of the contracts, agreements, commitments, leases, indentures, fringe benefits or other plans, documents and instruments identified in Schedule 5.16, have been supplied to Advantage Life Acquisition.

         5.17    Other Transactions.  Acquiree has not, since January 31, 1997,
(a) operated its business except in the ordinary course of business, (b) incurred any debts, liabilities or obligations except in the ordinary course of business, (c) discharged or satisfied any liens or encumbrances, or paid any liens or encumbrances, or paid any material debts, liabilities or obligations, except in the ordinary course of business, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business and except those permitted by Section 5.7 hereof, (e) sold or transferred any of its tangible assets having a book value of $25,000 or more, or canceled any debts or claims, except,





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in each case, in the ordinary course of business, or (f) suffered any extraordinary losses or waived any rights of substantial value.

         5.18 Product Liability Insurance Claims. Acquiree is identified as an insured party under all policies of insurance relating to product liability listed on Schedule 5.18 for and against any claim for product liability on an occurrence basis for events occurring prior to the Closing Date.

         5.19 Bank Accounts. Schedule 5.19. hereto lists the names and addresses of every bank and other financial institution in which Acquiree maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

         5.20 No Changes. Except as provided in Schedule 5.20, since January 31, 1997 there has not been:

                 a. Any change in the financial or other condition, assets, liabilities or business of Acquiree, except changes described in Schedule 5.20 hereto, none of which individually or in the aggregate has been materially adverse to Acquiree;

                 b. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or would reasonably have an adverse affect the business or assets of Acquiree to a material degree;

                 c. Any strike, lockout, labor trouble or any similar event or condition of any character adversely affecting the business of Acquiree;

                 d. Except as disclosed in writing to Advantage Life Acquisition from time to time, any declaration, setting aside or payment of any dividend or other distribution in respect of any of the shares of capital stock of Acquiree or any direct or indirect redemption, purchase or other acquisition of the shares of capital stock of Acquiree or any direct or indirect payment or incurring of management fees or other transactions between THI and Acquiree; or

                 e. Any increase in the compensation payable or to become payable by Acquiree to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, except in the ordinary course of business as disclosed to Advantage Life Acquisition.

         5.21 Compensation Arrangements. Acquiree has delivered to Advantage Life Acquisition a true and correct list showing the names (except for persons specifically excluded from such list as stated thereon) of all officers, employees and agents performing services for Acquiree in connection with its business and the rate of hourly, monthly or annual compensation





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

(as the case may be), any accrued sick leave or vacation and any bonus or similar arrangement with any of them, all as of January 31, 1997.

         5.22 Veracity of Statements. To the knowledge of Acquiree and THI, no representation or warranty by Acquiree or THI contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Advantage Life Acquisition pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.

         5.23 Copies of Articles and Bylaws and Stock Records. A copy of Acquiree's Certificate of Incorporation (certified by the Secretary of State of Texas), Bylaws and stock records (certified by the Secretary of Acquiree) has been delivered to Advantage Life Acquisition and each is correct and in effect as at the date of this Agreement. Such books and records have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.

         5.24 Condition of Tangible Assets. All material tangible portions of Acquiree's assets are in a condition sufficient for Acquiree's operations.

         5.25 Directors and Officers. Acquiree has delivered to Advantage Life Acquisition a true and complete list as of the date of this Agreement showing the names of Acquiree's directors and officers, each of whom has been duly elected and/or appointed.

         5.26 Accounts Receivable. The accounts receivable of Acquiree reflected on the Interim Balance Sheet and those acquired and accrued thereafter through the date of this Agreement are valid and bona fide accounts receivable, created in the ordinary course of business, and, except as provided in Schedule 5.26, the allowance for doubtful accounts with respect thereto has been prepared in accordance with generally accepted accounting principles. No part of such accounts receivable is contingent upon performance by Acquiree of any obligation, other than any warranty obligation, and no agreements for deductions or discounts have been made with respect to any part of such receivables.

         5.27 Inventories. All material portions of the inventories of Acquiree are fit for their intended use and the net finished goods portion thereof is saleable in the ordinary course of business, and the provision for slow and obsolete inventories has been made in accordance with generally accepted accounting principles.

         5.28    Environmental Matters.

         a.      Schedule 5.28 attached hereto sets forth:

                              (1) all facts regarding hazardous substances, hazardous wastes and constituents used, handled, stored or disposed of on the Premises (as herein defined) by Acquiree, and to the knowledge of Acquiree of all predecessors in interest and all prior occupants of the Premises, where such use, handling, storage or disposal may reasonably be expected to cause an adverse effect on the business, assets, or the financial condition of Acquiree;

                              (2) all reports, studies or documents regarding releases of hazardous substances and hazardous wastes and constituents in, on, under or above the Premises filed with any governmental agency by Acquiree, and to the knowledge of Acquiree by all predecessors in interest and all prior occupants of the Premises; and

                              (3)  all studies or reports authorized by
                          Acquiree, and to the knowledge of Acquiree by all predecessors in interest and all prior occupants of the Premises regarding environmental conditions of the Premises.

                 b. Except as set forth in Schedule 5.28 attached hereto, Acquiree is not aware of, nor has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or adversely affect its business, its assets or the financial condition of Acquiree or prevent compliance or continued compliance with Environmental Laws (as herein defined), or may reasonably be expected to give rise to any liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous substance or hazardous wastes or constituents by Acquiree, all predecessors in interest and all prior occupants of the Premises.

                 c. Acquiree has used due diligence to discover the existence of the information to be disclosed as itemized in Paragraphs (a) and
(b).

                          d. (1) Advantage Life Acquisition reserves the right prior to closing, but is not hereby obligated, to undertake an investigation of the Premises and Acquiree shall, cooperate in providing reasonable access to the Premises and any documents deemed by Advantage Life Acquisition necessary for such investigation; provided, however, that such investigation shall not interfere with or cause any damage to the business or the assets of Acquiree. All fees, costs and expenses in connection with such investigation shall be paid by Advantage Life Acquisition.

                              (2)  If Advantage Life Acquisition discovers
                          that any of the representations or warranties of Acquiree or THI contained in Section 5.28(a) of this Agreement are inaccurate in any material respect and that, except as previously disclosed by Acquiree to Advantage Life Acquisition hazardous wastes, hazardous substances or constituents, are present in, on, under or above the Premises, the presence of which has or may reasonably be expected to have a material adverse effect on the business, the assets or the financial condition of Acquiree, upon notice to Acquiree to that effect Advantage Life Acquisition may terminate this Agreement and shall have no further obligations under this Agreement.

                 e.       For purposes of Section 5.28 of this Agreement:

                              (1)  The Terms "hazardous substance" has the
                          definition set forth in 42 USC Section 9601(1);

                              (2)  The term "hazardous wastes and/or
                          constituents" has the definition set forth in 42 USC
                          Section 6903(5) and 40 CFR part 261;

                              (3)  The term "Environmental Laws" means the
                          collective federal, state, and local statutes, rules, regulations, ordinances and laws relating to environmental conditions or hazardous substances as currently in effect, including but not limited to the Solid Waste Disposal Act, 42 USC Section Section 6901-6991i; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 USC Section Section 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 USC Section 6901 et seq.; the Federal Water Pollution Control Act, 33 USC Section 1251 et seq.; the Clean Air Act, 42 USC Section 7401 et seq.; the Toxic Substance Control Act, 15 USC Section Section 2601-2629; the Safe Drinking Water Act, 42 USC Section Section 300f-300j, all as amended; all similar state statutes and local ordinances; and the regulations, orders, judicial and administrative decisions presently in effect thereunder; and

                              (4) The term "Premises" shall mean all of the leasehold interests held by or property owned by Acquiree, together with any improvements thereon located at or any other property where the business is or had been operated (the "Premises").

         5.29 Acquisition of Advantage Life Shares for Investment. THI is acquiring the common stock of Advantage Life for investment purposes, for its own account and not with a view to the resale or distribution thereof in violation of any state or federal securities laws. THI shall not sell, transfer, pledge or hypothecate any of the Advantage Life Shares in the absence of registration under or pursuit to an applicable exception from, federal and all applicable security law.

                                  ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ADVANTAGE LIFE AND ADVANTAGE LIFE ACQUISITION

         Advantage Life and Advantage Life Acquisition, jointly and severally, represent and warrant to Acquiree, THI and CATV as follows:

         6.1 Organization, Power, Standing and Qualification. Advantage Life is a corporation duly organized, validly existing and in good standing under the laws in the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Advantage Life Acquisition is a corporation duly organized, validly existing and in good standing under the laws in the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Advantage Life and Advantage Life Acquisition are duly qualified to do business and are in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have an adverse effect upon their financial condition, the conduct of their business or the ownership of their assets.

         6.2 Authority. Advantage Life and Advantage Life Acquisition have the power and authority to execute, deliver and perform this Agreement; and this Agreement is a valid and binding obligation of Advantage Life and Advantage Life Acquisition, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

         6.3 Validity of Contemplated Transactions; Interference. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of either Advantage Life or Advantage Life Acquisition; (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, indenture, lease, or mortgage to which Advantage Life or Advantage Life Acquisition is a party; (c) subject the assets of Advantage Life or Advantage Life Acquisition to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement; (d) reasonably interfere with any other agreement to which Advantage Life or Advantage Life Acquisition is a party; or (e) violate any material provision of law, rule, regulation, order, permit, or license to which Advantage Life or Advantage Life Acquisition are subject.

         6.4 Capitalization of Advantage Life, Inc. Advantage Life's authorized capital stock consists of 25,000,000 shares of common stock, $.16 par value, 11,598,497 of which shares are presently outstanding, validly issued, fully paid and non-assessable. Advantage Life Acquisition's authorized capital stock consists of 10,000,000 shares of common stock, $.0001 par value, 3,000,000 of which shares are presently outstanding, validly issued, fully paid and non-assessable.

         6.5 Subsidiaries. Except as disclosed in Schedule 6.5 hereto, Advantage Life and Advantage Life Acquisition own no shares of capital stock or other equity interest in any corporation, partnership, joint venture or other business organization or enterprise.

         6.6 Financial Statements. Advantage Life has delivered to Acquiree and THI its balance sheets for each of the last two full fiscal years ending before the date of this Agreement as well as its statement of income and loss for the same periods. In addition Advantage Life, Inc. has delivered to Acquiree and THI its balance sheets for the period ending October 31, 1996 (the "Advantage Life Interim Balance Sheet") which has been prepared in accordance with the applicable books and records of Advantage Life and presents fairly the financial condition of Advantage Life as of October 31, 1996, and there has been no material change in such financial condition of Advantage Life since October 31, 1996.

         6.7 Absence of Undisclosed Liabilities. Advantage Life has no liabilities or obligations except for those (i) reflected on the Advantage Life Interim Balance Sheet; (ii) reflecting contractual liabilities or obligations incurred in the ordinary course of business that are not required by generally accepted accounting principles to be reflected in a balance sheet; (iii) incurred in the ordinary course of business subsequent to the date of the Advantage Life Interim Balance Sheet and not required to be disclosed pursuant to the terms of this Agreement; and (iv) specifically disclosed in Schedule 6.7 attached hereto. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         6.8 Certain Tax Matters. Advantage Life has duly filed all federal, state, and local tax returns and reports required to be filed by Advantage Life for all periods ending on or prior to July 31, 1996 and all taxes, including income, gross receipts, and other taxes and any penalties with respect thereto, shown thereon to be due and payable, have been paid, withheld, or reserved for or are reflected as a liability in the Advantage Life Interim Balance Sheet. The returns and reports are, to the best knowledge of Advantage Life, correct and complete. Advantage Life has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received no outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment, and has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation social security and unemployment compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority as required by law. Advantage Life does not have a permanent establishment located in any tax jurisdiction other than in the United States and is not liable for the payment of any taxes levied by any foreign tax jurisdiction.

         6.9     Litigation; Compliance with Laws.  Except as set forth in
Schedule 6.9 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of Advantage Life threatened against or related to Advantage Life. Except as set forth in Schedule 6.9 attached hereto, there has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Advantage Life or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Advantage Life which might have a material adverse effect on the financial condition, its business, results of operations, properties or assets of Advantage Life. Except as set forth in
Schedule 6.9 attached hereto, Advantage Life has obtained all permits, licenses, zoning variances, approvals, and other authorization necessary for the operation of its business. All such permits, licenses, approvals and authorizations are currently valid and in full force and no revocation, cancellation or withdrawal thereof has been effected or threatened. The execution of this Agreement and the performance of the transactions contemplated hereby have not and will not change in any respect, or result in the termination of, any such material permits, licenses, certificates, zoning variances and authorizations. There have been no illegal kickbacks, bribes or political contributions made by Advantage Life.

         6.10    No Changes.  Since January 31, 1997 there has not been:

                 a. Any change in the financial or other condition, assets, liabilities or business of Advantage Life, except changes described in
Schedule 6.10 hereto, none of which individually or in the aggregate has been materially adverse to Advantage Life;

                 b. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business or assets of Advantage Life to a material degree;

                 c. Any strike, lockout, labor trouble or any similar event or condition of any character adversely affecting the business of Advantage Life;

                 d. Except as disclosed in writing to THI from time to time, any declaration, setting aside or payment of any dividend or other distribution in respect of any of Advantage Life's shares or any direct or indirect redemption, purchase or other acquisition of Advantage Life's shares or any direct or indirect payment or incurring of management fees or other transactions between the shareholders of Advantage Life and Advantage Life; or

                 e. Any increase in the compensation payable or to become payable by Advantage Life to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, except in the ordinary course of business as disclosed to THI.

         6.11 Veracity of Statements. No representation or warranty by Advantage Life or Advantage Life Acquisition contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to THI pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.

         6.12 Copies of Articles of Incorporation, Bylaws and Stock Records. A copy of Advantage Life's Certificate of Incorporation, Bylaws and stock records (certified by the Secretary of Advantage Life) has been delivered to THI and each is correct and in effect as at the date of this Agreement. A copy of Advantage Life Acquisition's Certificate of Incorporation, Bylaws and stock records (certified by the Secretary of Advantage Life Acquisition) has been delivered to Acquiree and THI and each is correct and in effect as at the date of this Agreement. Such books and records have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.

         6.13 Directors and Officers. Schedule 6.13 attached hereto is a true and complete list as of the date of this Agreement showing the names of Advantage Life's and Advantage Life Acquisition's directors and officers, each of whom has been duly elected.

         6.14 ERISA Matters. Advantage Life has no Benefit Plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended).

                                  ARTICLE 7

          ACTIVITIES PRIOR TO THE CLOSING DATE BY ACQUIREE AND THI

         7.1 Operation of Business. Acquiree and THI hereby agrees that from and after the date hereof to the Effective Date, except as otherwise contemplated by this Agreement or with Advantage Life's express written consent, Acquiree and THI shall conduct its business solely in the ordinary course and Acquiree shall:

                 a. Not amend Acquiree's Certificate of Incorporation or Bylaws except as may be necessary to carry out this Agreement or as required by law;

                 b. Not change Acquiree's corporate name or consent to the use thereof by any other corporation;

                 c. Not pay or agree to pay to any employee, officer, or director of Acquiree, without the consent of Advantage Life, compensation that is in excess of the current compensation level of such employee, officer, or director except in the ordinary course of business as disclosed from time to time to Advantage Life;

                 d. Not make any changes in Acquiree's management without the consent of Advantage Life;

                 e. Not merge or consolidate Acquiree with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

                 f. Not sell, transfer, or otherwise dispose of any material assets without the prior written consent of Advantage Life, except in the ordinary course of business;

                 g. Not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business; create or suffer to exist any mortgage, lien, or other encumbrance on any of its properties or assets, real or personal, except those in existence on the date hereof or permitted by Section 5.7; or increase the amount of any indebtedness outstanding under any loan agreement, mortgage, or other borrowing arrangement in existence on the date hereof;

                 h. Cause Acquiree to pay when due in accordance with historical practice all accounts payable and trade obligations of Acquiree;

                 i. Maintain all material tangible portions of the assets of Acquiree in good operating repair, order, and condition, reasonable wear and tear excepted, and notify Advantage Life immediately upon any loss of, damage to, or destruction of any material tangible portion of the assets;

                 j. Use their best efforts to maintain in full force and effect insurance coverage of the types and in the amounts set forth in Schedule 5.13 attached hereto and apply the proceeds received under any insurance policy or as a result of any loss or destruction of or damage to any assets to the repair or replacement of such assets;

                 k. Maintain in full force and effect all material agreements, contracts, leases, licenses, permits, authorizations, and approvals necessary for or related to the operation of the business of Acquiree in all respects and in all places as the business is now conducted;

                 l. Use its best efforts to preserve Acquiree's business organization intact, to keep available the services of its present employees and to preserve the good will of its customers and others having business relations with it;

                 m. Timely pay in accordance with the terms of each Benefit Plan all bona fide claims for Benefits thereunder; and

                 n. Promptly advise Advantage Life in writing of the commencement of, and of any known threat to commence any, suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation, or tax audit against Acquiree.

         7.2 Access to Information. Acquiree shall provide Advantage Life and its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, access to the properties of Acquiree, including books, records, equipment, real estate, contracts, and other assets, and upon reasonable notice shall provide an opportunity to discuss the business and assets with its officers, employees, and independent accountants, customers, suppliers and sales representatives and furnish to Advantage Life and its representatives copies of such documents, records, and information with respect to the affairs of Acquiree as Advantage Life or its representatives may reasonably request and Advantage Life shall afford such information confidential treatment.

         7.3 Labor Disputes. Between the date hereof and the Effective Date, Acquiree shall promptly advise Advantage Life of any actual or threatened union organization campaign, strike, slowdown, work stoppage, or other labor disturbance ("Labor Dispute") by any labor union or group of employees against Acquiree, and Acquiree shall use its best efforts to resolve any and all Labor Disputes to the mutual satisfaction of Advantage Life and Acquiree.

         7.4 Best Efforts. Subject to the other provisions of this Agreement, Acquiree shall use its best efforts to cause the conditions listed in Article 9.1 hereof to be satisfied on the Effective Date.

                                  ARTICLE 8

             ACTIVITIES PRIOR TO CLOSING DATE OF ADVANTAGE LIFE

         8.1 Operation of Business. Advantage Life hereby agrees that from and after the date hereof to the Effective Date, except as otherwise contemplated by this Agreement or with Acquiree's express written consent, Advantage Life shall conduct its business solely in the ordinary course and Advantage Life shall:

                 a. Not amend Advantage Life's Certificate of Incorporation or Bylaws except as may be necessary to carry out this Agreement or as required by law;

                 b. Not merge or consolidate Advantage Life, or any subsidiary, with another entity, acquire another entity or agree to be acquired by any other entity;

                 c. Not sell, transfer, or otherwise dispose of any material assets without the prior written consent of Acquiree, except in the ordinary course of business; and

                 d. Maintain in full force and effect all material agreements, contracts, leases, licenses, permits, authorizations, and approvals necessary for or related to the operation of the business of Advantage Life in all respects and in all places as the business is now conducted.

         8.2 Best Efforts. Subject to the other conditions of this Agreement, Advantage Life shall use its best efforts to cause the conditions listed in Article 9.2 hereof to be satisfied on the Closing Date.

                                  ARTICLE 9

                     CONDITIONS PRECEDENT TO THE CLOSING

         9.1 Obligation of Advantage Life to Close. The obligation of Advantage Life to consummate the merger on the Effective Date shall be subject to the satisfaction or the waiver by Advantage Life of the following conditions on or prior to the Closing Date:

                 a. Representations and Warranties; Compliance with Agreement. The representations and warranties of Acquiree and THI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, and Acquiree and THI shall have performed all covenants and agreements to be performed by either of them under this Agreement on or prior to the Effective Date, and Acquiree and THI shall have delivered to Advantage Life certificates to such effect dated the Effective Date signed by THI and by Acquiree, which certificates shall be in the form attached hereto as Schedule 9.1(a);

                 b. Litigation Affecting Closing. On the Effective Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened;

                 c. Required Consents. The holders of any single debt obligation of Acquiree exceeding $250,000, the lessors of any material real or property or assets leased by Acquiree, the parties (other than Acquiree) to any other material contract, commitment or agreement to which Acquiree is a party, any governmental agency or body or any other individual or entity which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business of Acquiree and any governmental body or regulatory agency having jurisdiction over Acquiree, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the merger contemplated hereby in the manner herein provided, shall have granted such consent or approval;

                 d. No Material Damage to Business. The assets shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

         9.2 Obligation of Acquiree and THI to Close. The obligation of Acquiree and THI to consummate the merger on the Effective Date shall be subject to the satisfaction of the following conditions on or prior to the Effective Date:

                 a. Representations and Warranties; Compliance with Agreement. The representations and warranties of Advantage
         Life and Advantage Life Acquisition set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, and Advantage Life and Advantage Life Acquisition shall have performed all covenants and agreements to be performed by either of them under this Agreement on or prior to the Effective Date, and Advantage Life and Advantage Life Acquisition shall have delivered to Acquiree certificates to such effect dated the Effective Date and signed by Advantage Life and Advantage Life Acquisition, which certificates shall be in the form attached hereto as Schedule 9.2(a); or

                 b. Litigation Affecting Closing. On the Effective Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

                 c. No Material Damage to Business. The assets of Advantage Life shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

                                 ARTICLE 10

                               INDEMNIFICATION

         10.1 By Acquiree, THI and CATV. From and after the Effective Date, Acquiree, THI and CATV, jointly and severally, shall indemnify and hold harmless Advantage Life and Advantage Life Acquisition from and against (i) any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (together, a "Loss"), and which Advantage Life or Advantage Life Acquisition may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Acquiree or THI in this Agreement or from any misrepresentation in or omission from any schedule to this Agreement, and (ii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before Advantage Life or Advantage Life Acquisition may assert a claim for indemnity under this Article, Advantage Life must give or cause to be given written notice of such claim to THI and Acquiree as provided in Section 10.4.

         10.2 By Advantage Life and Advantage Life Acquisition. From and after the Effective Date, Advantage Life and Advantage Life Acquisition, jointly and severally, shall indemnify and hold harmless THI from and against
(i) any and all Loss which THI may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Advantage Life or Advantage Life Acquisition in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to THI hereunder and
(ii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before THI may assert a claim for indemnity under this Section, THI must give or cause to be given written notice of such claim to Advantage Life and Advantage Life Acquisition as provided in Article 10.4.

         10.3 Limitation of Indemnity. Notwithstanding any provisions herein to the contrary:

                 a. Neither party shall be liable to the other party for any misrepresentation, the breach of any warranty or the failure to fulfill any covenant or agreement herein if such other party shall have had "actual knowledge" of the facts upon which such misrepresentation, breach or failure to fulfill is based at or prior to the Effective Date. For purposes of this Section 10.3(a) "actual knowledge" on the part of Advantage Life, Advantage Life Acquisition or Acquiree, respectively, shall mean the actual knowledge of one or more of its executive employees; and

                 b. The liability of either party computed otherwise in accordance with this Article 10 shall be limited to the after-tax consequence to the indemnified party (or the affiliated group of which such indemnified party is a member) of any such damage, loss, liability, deficiency cost or expense suffered or incurred by such indemnified party and shall be computed after giving effect to the recovery, if any, by the indemnified party of any applicable insurance proceeds, the pursuit of which shall be mandatory by the indemnified party.

         10.4 Notice. Promptly after acquiring knowledge of any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which THI have indemnified Advantage Life and Advantage Life Acquisition or against which Advantage Life and Advantage Life Acquisition have indemnified THI, or as to which any party may be liable, THI, Acquiree, Advantage Life Acquisition or Advantage Life, as the case may be, shall give to the other party written notice thereof. Each indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which it or he has indemnified an indemnified party, and each indemnified party shall receive from the other party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. The indemnifying party shall have the right to control the defense of any such proceeding unless relieved of its or his liability hereunder with respect to such defense by the indemnified party. The indemnifying party shall have the right, at its or his option, and, unless so relieved, to compromise or defend, at its or his own expense by its or his own counsel, any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party shall undertake to compromise or defend any such asserted liability, it or he shall promptly notify the indemnified party of its or his intention to do so. In the event that an indemnifying party, after written notice from an indemnified party, fails to take timely action to defend the same, the indemnified party shall have the right to defend the same by counsel of its or his own choosing, but at the cost and expense of the indemnifying party.

         10.5 Money Damages. If the Losses indemnified against pursuant to the provisions of Articles 10.1 and 10.2 hereof can be compensated by the payment of money to the other party, the indemnifying party shall, within 21 days after receipt of a written notice of a claim pursuant to Article 10.4 deliver to the other party either: (i) the amount of such claim by check or by wire transfer to the bank account of that party's choosing, or (ii) a written notice stating that it or he objects to the validity of such claim and setting forth in reasonable detail the grounds on which it or he is contesting the validity of the claim.

                                 ARTICLE 11

                        SURVIVAL OF REPRESENTATIONS,
                    WARRANTIES, GUARANTEES, AND COVENANTS

         11.1 Date Certain For Survival. All representations and warranties made by THI, Advantage Life, Advantage Life Acquisition or Acquiree in this Agreement or pursuant hereto shall survive the closing hereunder for a period ending on the first anniversary of the Effective Date.

                                 ARTICLE 12

                     CONDUCT OF ACQUIREE, THI, ADVANTAGE
            LIFE AND ADVANTAGE LIFE ACQUISITION AFTER THE MERGER

         12.1 Additional Actions and Cooperation. After the Effective Date, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Advantage Life Acquisition the assets of Acquiree Shares or to confirm and perfect the shareholder interest in the common stock of Advantage Life, and otherwise to accomplish the orderly transfer to Advantage Life of the assets and business of Acquiree as contemplated by this Agreement.

         12.2 Audit Access. Advantage Life Acquisition will preserve the books, records, reports, documents and lists obtained by it pursuant to this Agreement for a period of at least seven years from the Effective Date, will not thereafter destroy or otherwise dispose of such records without giving THI notice and the opportunity to take possession thereof, and, while in possession of such records, will permit representatives of THI to have access at reasonable times to such books, records, reports, documents and files, to make such copies therefrom as such representatives reasonably request. Advantage Life Acquisition shall, subject to applicable law and regulation, and the terms of any confidentiality agreement, hold in confidence any nonpublic information concerning Acquiree obtained hereunder.

         12.3 Insurance. On and after the Effective Date Advantage Life shall cause Acquiree to maintain liability insurance coverage customary for the business engaged in by Acquiree and Advantage Life Acquisition shall use its best efforts for a period of three years from the Effective Date to cause THI to be named as an additional insured thereon. On the Effective Date, Advantage Life Acquisition shall inform Acquiree as to the name of the insurer and terms of the policy providing such coverage, including the amount of any deductible, and shall inform THI promptly upon any change in the insurer or the terms of such policy.

                                 ARTICLE 13

                             BROKERAGE; EXPENSES

         None of the parties has employed or will employ any broker, agent, finder, or consultant (collectively, "Broker") or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except as herein set forth on
Schedule 13.1 hereto. THI is responsible for and hereby indemnify and hold Advantage Life and Advantage Life Acquisition harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by THI or Acquiree and any additional such claims incurred by THI or Acquiree relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by any of these parties in relation to any such claim by a Broker. Similarly, Advantage Life and Advantage Life Acquisition are responsible for and hereby indemnify and hold THI harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by Advantage Life or Advantage Life Acquisition and any additional such claims incurred by Advantage Life or Advantage Life Acquisition relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by Advantage Life in relation to any such claim by a Broker. Except as otherwise expressly provided in this Agreement, Acquiree shall bear the expenses of Acquiree and THI in connection with this Agreement or the transactions contemplated hereby, including without limitation, any brokerage commission. Advantage Life and Advantage Life Acquisition shall bear their respective expenses incurred in connection with this Agreement or the transactions contemplated hereby.

                                 ARTICLE 14

                                 TERMINATION

         14.1 Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Effective Date only as follows:

                 a. By mutual consent of Acquiree and Advantage Life within 7 days of the date of this Agreement;

                 b. Provided that neither Advantage Life nor Advantage Life Acquisition are not in material default hereunder, by Advantage Life upon three days' written notice to Acquiree and THI, if all of the conditions precedent set forth in Article 9.1 hereof have not been met; or

                 c. Provided that Acquiree and THI are not in material default hereunder, by Acquiree or THI upon three days' written notice to Advantage Life if all of the conditions precedent set forth in Article 9.2 hereof have not been met.

                                 ARTICLE 15

                               CORPORATE NAMES

         Advantage Life Acquisition shall have the exclusive right to use the corporate name "Camper Ranch Club of America" after the Effective Date and THI shall retain no rights therein.

                                 ARTICLE 16

                                   GENERAL

         16.1 Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.

         16.2 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         16.3 Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         16.4 Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         16.5 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         16.6 Notices. All notices and other communications hereunder shall be in writing and shall be given to the person by sending a copy thereof by certified mail or by telecopy. Notice shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or when transmitted.

           If to Advantage Life or Advantage Life Acquisition, to:

                              Mr. Alan Lipstein
                            Advantage Life, Inc.
                  13902 North Dale Mabry Highway, Ste. 119
                            Tampa, Florida  33619
           With a copy to:
                           John N. Giordano, Esq.
                     Bush Ross Gardner Warren Rudy, P.A.
                             220 S. Franklin St.

                              Tampa, Florida 33602

         If to Acquiree:
                      Treasure Rockhound Ranches, Inc.
                        1509 S. Florida Ave.. Suite 3
                          Lakeland, Florida  33803
         With a copy to:
                          Technology Holdings, Inc.
                        1509 S. Florida Ave.. Suite 3
                          Lakeland, Florida  33803

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

         16.7 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         16.8 Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties.

         16.9 Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties, and does not confer any rights on any other persons or entities.

         16.10 Governing Law; Jurisdiction. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court's taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court. This Agreement shall be construed and enforced in accordance with law of the State of Florida. Venue for any such action shall be deemed proper in Hillsborough County, Florida.

         16.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         16.12 Publicity. Prior to the Effective Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by THI and Advantage Life. Except as may be required by law, prior to the Effective Date none of the parties hereto shall act unilaterally in this regard without the prior approval of THI and Advantage Life; provided, however, that such approval shall not be unreasonably withheld.

         16.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         16.14 Limitations Upon Consent: Whenever, under the terms of this Agreement, the parties hereto are called upon to give their written consent, such written consent will not be unreasonably withheld.

         16.15 Form of Consent: All consents of any kind required under this Agreement shall be in writing. Whenever, under the terms of this Agreement, Advantage Life, and/or Acquiree are authorized to give consent, such consent may be given and shall be conclusively evidenced by the Chairman of the Board of Directors or the president of each respective corporation giving such consent.

         16.16 Attorneys' Fees and Court Actions: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

         16.17 Binding Effect: This Agreement shall inure to the benefit of and be binding upon Advantage Life and Acquiree, and their successors or assigns, including but not limited to any corporation or other business entity which may acquire all or substantially all of Advantage Life's and/or Acquiree's assets and business, or with, or into which Acquiree and/or any Acquiree subsidiary may be consolidated or merged, and upon the executors, administrators and legal representatives thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        ADVANTAGE LIFE PRODUCTS, INC.


                                        By: /s/ Alan S. Lipstein
                                           ----------------------
                                      Alan S. Lipstein, President

                                        ADVANTAGE LIFE ACQUISITION ONE, INC.


                                        By: /s/ Alan S. Lipstein
                                           -------------------------------------
                                            Alan S. Lipstein, President

                                        TREASURE ROCKHOUND RANCHES, INC.


                                        By: /s/ Richard J. Diamond
                                           -------------------------------------
                                            Richard J. Diamond, President

                                        TECHNOLOGY HOLDINGS, INC.

                                        By: /s/ Richard J. Diamond
                                           -------------------------------------
                                            Richard J. Diamond , President

                                        CHANNEL AMERICA BROADCASTING, INC.


                                        By: /s/ Richard J. Diamond
                                           -------------------------------------
                                            Richard J. Diamond, Authorized
                                            Representative

                                        ALAN LIPSTEIN, AN INDIVIDUAL

                                        /s/ Alan S. Lipstein
                                        ----------------------------------------


                                        GERALD NORTON, AN INDIVIDUAL

                                        /s/ Gerald Norton
                                        ----------------------------------------


                                        VIETRI INVESTMENTS, INC.

                                        By:
                                           -------------------------------------
                                                           , President
                                        -------------------

                                        ROSCOM LIMITED

                                        By:
                                           -------------------------------------
                                                           , President
                                        -------------------